UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 31, 2009

NATIONAL WESTERN LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

COLORADO	84-0467208
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2-17039
(Commission File Number)

850 EAST ANDERSON LANE, AUSTIN, TEXAS	78752-1602
(Address of Principal Executive Offices)	(Zip code)

(512) 836-1010
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 31, 2009, National Western Life Insurance Company (“Company”) entered into a revolving credit loan agreement (“Loan Agreement”) with Moody National Bank (“MNB”).  The Company and MNB entered into the Loan Agreement, renewable in 3 years, for the purpose of setting forth the terms and conditions pursuant to which MNB granted to the Company a revolving line of credit up to the principal amount of $40,000,000.00.  This bank line of credit is primarily for cash management purposes relating to investment transactions.  The Company is required to maintain a collateral security deposit in trust with MNB equal to 110% of the credit limit.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

National Western Life Insurance Company (“Company”) maintains a written Code of Ethics and Conduct, approved by the Company’s Board of Directors, which prescribes various policies of conduct including the avoidance of activities having the appearance of being, or subject to being construed to be, a conflict with the interests of the Company.

On August 31, 2009, pursuant to the Company’s Board of Directors having authorized management of the Company to enter into discussions and negotiations with Moody National Bank (“MNB”) concerning the Company obtaining a $40,000,000.00 revolving credit loan in the maximum principal amount of $40,000,000.00 from MNB, the Company entered into a loan agreement for said revolving credit loan with MNB.

The Company holds a common stock investment totaling approximately 9.4% of the issued and outstanding shares of Moody Bancshares, Inc. at December 31, 2008.  Moody Banchshares, Inc. owns 100% of the outstanding shares of Moody Bank Holding Company, Inc., which owns approximately 98% of the outstanding shares of MNB.  Robert L. Moody, Chairman of the Board and Chief Executive Officer of the Company holds similar positions with MNB.

A copy of the Company’s Code of Ethics and Conduct is available on the Company’s website at www.nationalwesternlife.com.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

10(ci)	Revolving Credit Loan Agreement with Moody National Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL WESTERN LIFE INSURANCE COMPANY

Date: September 4, 2009	By:	/S/ James P. Payne
James P. Payne
Senior Vice President -
Secretary